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                                                                    Exhibit 99.3




                          CONSENT OF DIRECTOR NOMINEE



     The undersigned hereby consents to the inclusion of the information regarding the undersigned in the Registration Statement on Form S-4 (the "Registration Statement") of Cell Pathways Holdings, Inc. (the "CPHI") and any amendment thereto, in connection with the undersigned being a director nominee of CPHI. The undersigned hereby further consents to being named in the Registration Statement and any amendment thereto as a director nominee of CPHI and that upon election as a director of CPHI in accordance with its By-laws, the undersigned will serve as a director of CPHI until his successor is duly elected and qualified.



Date: July 21, 1998                    /s/ John J. Gibbons
                                       -------------------
                                           John J. Gibbons